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                                                                    EXHIBIT 99.1



CONTACTS:         DAVID OLIVER                       BILL PRATER
                  CORPORATE COMMUNICATIONS           INVESTOR RELATIONS
                  SOUTHTRUST CORPORATION             SOUTHTRUST CORPORATION
                  (205) 254-5523                     (205) 254-5187

               SOUTHTRUST ANNOUNCES RECORD SECOND-QUARTER EARNINGS
                             AND EARNINGS PER SHARE

    SUMMARY:  * EARNINGS PER DILUTED SHARE INCREASED 11 PER CENT TO $0.51
              * NET EARNINGS INCREASED 9 PERCENT
              * NET EARNINGS INCREASED FOR 50TH CONSECUTIVE QUARTER
              * NON-INTEREST INCOME WAS UP 22 PERCENT
              * EFFICIENCY RATIO IMPROVED TO 52.6 PERCENT; EXPENSES REMAIN FLAT
              * CORE DEPOSITS INCREASED 7 PERCENT
              * LOAN GROWTH OF 3 PERCENT
              * CHARGE-OFFS REMAIN LOW; CREDIT QUALITY REMAINS STRONG

BIRMINGHAM, Ala. (July 16, 2003) -- SouthTrust Corporation (NASDAQ: SOTR) today announced record earnings of $174.8 million, or $0.51 per diluted share, for the second quarter of 2003. Earnings increased 9 percent and earnings per diluted share were up 11 percent compared to the second quarter of 2002. This marks the 50th consecutive quarter of increased earnings.

"SouthTrust had another outstanding quarter. Our earnings were solid and did not benefit from security sales or other asset sales. Our company's performance continues to benefit significantly from strong growth in non-interest income, increases in efficiency, good loan production and superior credit quality," said Wallace D. Malone Jr., SouthTrust's Chairman and Chief Executive Officer. "While this continues to be a very challenging economic environment, we have continued to be successful in lines of business that present current opportunities. This is why I feel confident about the company's continued ability to perform very well."

Non-interest income increased 22 percent in the second quarter to $195.7 million compared to $159.9 million in the second quarter of 2002. Driving non-interest income growth were increases in transaction account fees, mortgage-banking income and investment fees.

Net-interest income was $419.7 million during the second quarter compared to $431.3 million in the second quarter a year ago. The company's second quarter net-interest margin was 3.60 percent compared to 3.92 percent in the second quarter of 2002.

                                   -- more --


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SOUTHTRUST EARNINGS, P.2

"The prolonged low-rate environment is affecting interest margins at all financial institutions. One consequence, for example, is that continued record-low interest rates encourage customers to pay off higher rate loans in order to refinance at lower rates. While these lower rates create pressure on our net-interest margin, our mortgage fee income has benefited greatly. When rates move higher, mortgage activity will slow. However, in this event, our balance sheet is positioned so that our net-interest margin will benefit from rising rates," Malone said. "Though pressure on our net-interest margin has continued, we remain focused on the road ahead and have not taken inappropriate short-term steps that will compromise earnings growth out into the future."

Expense control and efficiency remain core strengths for the company. Non-interest expenses during the second quarter were $324.4 million, which is up only 1 percent from a year ago. For the quarter, the company's efficiency ratio was 52.6 percent compared to 54.4 percent in the second quarter of 2002.

"SouthTrust has always excelled at controlling expenses. In addition, the significant investments we continue to make in technology to improve customer service, efficiency and productivity continue to produce excellent results, which are reflected in our ability to maintain our outstanding efficiency ratio," Malone said.

At quarter-end, total assets were $51.7 billion, a 7 percent increase over second quarter 2002 assets of $48.4 billion. Core deposits for the quarter increased 7 percent to $25.9 billion from $24.2 billion in the second quarter of 2002. Total loans and leases increased 3 percent to $34.3 billion for the second quarter compared to $33.2 billion at the end of the second quarter 2002.

"The lending environment continues to be a real challenge for all banks; we, therefore, feel good about our loan production numbers," Malone said. "The fact remains that because of the great demographics of our markets, the outstanding people we have and our terrific sales culture, we were able to generate $4.2 billion in loan production this quarter during a time which everyone agrees has been a difficult economic environment. While loan production remains good, high payoffs in this low rate environment are simply outpacing new loan growth for many banks. It is also important to point out that we have achieved good loan production without expanding our one-to-four-family mortgage portfolio or increasing long-term fixed rate loans, which would increase the current margin at the expense of decreasing the margin well into the future when interest rates begin to rise. Our continuing goal is to position SouthTrust to remain an industry leader in terms of performance during changing economic cycles. Our continued ability to generate good loan production is important, because as the economy improves and interest rates inevitably begin to rise, we believe we will see fewer refinancings and payoffs and higher loan demand, which should inevitably lead to the historical loan growth rates of SouthTrust."

Credit quality remains excellent. For the quarter, net loans charged off were $30.2 million, or 0.35 percent of loans, compared to $25.8 million, or 0.31 percent of loans, in the second quarter of 2002.

                                   -- more --


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SOUTHTRUST EARNINGS, P.3

Non-performing asset trends continue to be favorable. Total non-performing assets as of June 30, 2003, were $241.2 million, or 0.70 percent of loans plus other non-performing assets compared to the March 31, 2003, level of $246.1 million, or 0.71 percent of loans plus other non-performing assets. The company's loan-loss reserve for second quarter was 1.46 percent of loans. In addition, the loan-loss reserve coverage of non-performing loans was 258 percent.

"There are several reasons why we are consistently able to maintain superior asset quality. More than 90 percent of our portfolio is secured by collateral, we maintain low lending limits, we avoid significant industry concentrations, we understand our customers' business and, most importantly, we do not loosen credit standards in a soft economy," Malone said.

SouthTrust Corporation (www.southtrust.com) is a $51.7 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 698 financial centers and 876 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 and FORTUNE 500 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

DETAILED FINANCIAL TABLES ARE AVAILABLE AT HTTP://INVESTOR.SOUTHTRUST.COM

                                   -- SOTR --


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SOUTHTRUST CORPORATION
FINANCIAL HIGHLIGHTS

                                                         Three Months                             Six Months
                                                        Ended June 30,           %               Ended June 30,                %
                                                       2003        2002        Change         2003           2002           Change
                                                    ----------  ---------      ------      ----------     ----------        -------
SUMMARY INCOME STATEMENT
------------------------
(Fully taxable equivalent, in thousands)

Interest income                                      $ 609,045  $ 675,168                  $1,226,524     $1,360,398
Interest expense                                       189,364    243,840                     388,741        505,275
                                                     ---------  ---------                  ----------     ----------
Net interest income                                    419,681    431,328                     837,783        855,123
Tax equivalent adjustment                               (2,925)    (3,381)                     (5,809)        (6,668)
Provision for loan losses                               30,300     28,728                      59,700         56,378
                                                     ---------  ---------                  ----------     ----------
Net interest income after provision for
  loan losses                                          386,456    399,219                     772,274        792,077
Non-interest income (excluding securities
  transactions)                                        197,059    158,773                     375,340        310,361
Securities transactions                                 (1,379)     1,175                      (2,475)         3,356
Non-interest expense                                   324,359    320,845                     636,340        633,167
                                                     ---------  ---------                  ----------     ----------
Income before income taxes                             257,777    238,322                     508,799        472,627
Income taxes                                            82,997     77,383                     162,674        153,918
                                                     ---------  ---------                  ----------     ----------
Net income                                           $ 174,780  $ 160,939        8.6%      $  346,125     $  318,709         8.6%
                                                     =========  =========                  ==========     ==========


EARNINGS & DIVIDENDS
--------------------
(Dollars in thousands, except per share data)

Basic:
  Earnings per share                                 $    0.51  $    0.46       10.9%      $     1.01     $     0.92         9.8%
  Average shares outstanding                           340,220    346,741                     342,853        346,624

Diluted:
  Earnings per share                                 $    0.51  $    0.46       10.9%      $     1.00     $     0.91         9.9%
  Average shares outstanding                           343,578    351,464                     347,017        350,937

Cash dividends declared per share                    $    0.21  $    0.17       23.5%      $     0.42     $     0.34        23.5%

PERFORMANCE RATIOS
------------------
Return on average assets                                  1.37%      1.34%                       1.37%          1.33%
Return on average tangible assets                         1.39       1.37                        1.39           1.36
Return on average equity                                 15.53      15.52                       15.34          15.67
Return on average tangible equity                        18.92      19.22                       18.62          19.44
Net interest margin (FTE)                                 3.60       3.92                        3.65           3.89
Net loans charged-off to net average loans                0.35       0.31                        0.34           0.32
Allowance to net loans outstanding                        1.46       1.47                        1.46           1.47
Non-interest expense as a % of average
   total assets                                           2.53       2.68                        2.52           2.65

Efficiency ratio                                         52.59      54.37                       52.45          54.33

SELECTED AVERAGE BALANCES
-------------------------
(Dollars in millions, except per share data)

Total assets                                         $51,342.1  $48,086.8        6.8%      $ 50,920.4     $ 48,185.0         5.7%
Earning assets                                        47,116.1   44,373.9        6.2%        46,738.5       44,444.0         5.2%
Loans, net of unearned income                         34,405.1   32,967.1        4.4%        34,400.4       33,166.4         3.7%
Total deposits                                        33,880.2   31,690.4        6.9%        33,238.5       31,598.6         5.2%
Stockholders' equity                                   4,513.0    4,159.1        8.5%         4,550.1        4,101.2        10.9%


SELECTED PERIOD END BALANCES
----------------------------                                                                 JUNE 30       June 30             %
(Dollars in millions, except per share data)                                                   2003          2002           Change
                                                                                            ---------     ----------        ------
Total assets                                                                                $51,708.2     $ 48,429.8         6.8%
Loans, net of unearned income                                                                34,297.1       33,180.7         3.4%
Total deposits                                                                               34,368.7       31,586.9         8.8%
Core deposits                                                                                25,899.8       24,161.0         7.2%
Stockholders' equity                                                                          4,496.9        4,322.6         4.0%
Shares outstanding (in thousands)                                                             337,530        346,766
Book value per share                                                                           $13.32     $    12.47
Number of banking offices                                                                         698            714
Number of ATMs                                                                                    876            879
Full-time equivalent employees                                                                 12,358         13,273